AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SIGNAL GENETICS, LLC a Delaware Limited Liability Company Dated as of June [•], 2014

Units representing limited liability company interests in Signal Genetics, LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The Units are being issued in reliance upon exemptions from such registration or qualification requirements. The Units cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Signal Genetics, LLC, as may be amended or restated from time to time, and applicable federal and state securities laws.

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5.03	Allocations	9

5.04	Withholding	13

ARTICLE VI. MANAGEMENT		13

6.01	Management	13

6.02	Board of Managers	13

6.03	Officers	14

6.04	Indemnification; Limitation of Liability	15

6.05	Directors and Officers’ Insurance	15

6.06	Opportunities	15

6.07	Duties	16

ARTICLE VII. OTHER RIGHTS AND OBLIGATIONS		16

7.01	Drag-Along Rights	16

7.02	Initial Public Offering	17

ARTICLE VIII. RIGHTS OF MEMBERS; CONFIDENTIALITY; CERTIFICATES; LEGENDS		17

8.01	Access to Information	17

8.02	Tax Matters	18

8.03	Confidentiality	18

8.04	Certificates	18

8.05	Legends	19

ARTICLE IX. TAXES		20

9.01	Tax Returns	20

9.02	Tax Elections	20

9.03	Tax Matters Partner	20

ARTICLE X. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		21

10.01	Maintenance of Books and Records	21

10.02	Reports	21

10.03	Bank Accounts	21

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ARTICLE XI. DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION		21

11.01	Dissolution	21

11.02	Liquidation and Termination	21

11.03	Cancellation of Filing	22

ARTICLE XII. GENERAL PROVISIONS		22

12.01	Notices	22

12.02	Entire Agreement; Supersedure	23

12.03	Effect of Waiver or Consent	23

12.04	Amendment or Modification	23

12.05	Binding Effect	23

12.06	Governing Law; Severability	23

12.07	Further Assurances	23

12.08	Waiver of Certain Rights	24

12.09	Counterparts	24

Schedule I	Definitions

Exhibit A	Members, Capital Accounts and Units

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SIGNAL GENETICS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of SIGNAL GENETICS, LLC, a Delaware limited liability company (the “Company”), is made and entered into by the Company and the members whose names appear in Exhibit A attached hereto, and, together with any Person subsequently admitted to the Company as a member in accordance with the terms of this Agreement, the “Members” ), effective as of June [•], 2014 (the “Effective Date”).

ARTICLE I.
DEFINITIONS; CONSTRUCTION

1.01        Certain Definitions. As used in this Agreement, the terms set forth in Schedule I have the meanings set forth therein.

1.02        Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision and the word “including” means “including, but not limited to.” All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.

ARTICLE II.
ORGANIZATION

2.01        Continuation of the Company. The Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State pursuant to the Act on September 21, 2010 and the entering into of the Limited Liability Company Agreement dated as of September 21, 2010, as subsequently amended and restated on January 1, 2011, and further amended on January 27, 2011 (the “Prior Agreement”). The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. The Prior Agreement is amended and restated in its entirety by this Agreement. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02        Name. The name of the Company is “Signal Genetics, LLC” or such other name as the Board of Managers may elect from time to time and set forth in the Company’s Certificate of Formation, as amended. Company business will be conducted in such name or such other names that comply with applicable law as the Board of Managers may select from time to time.

2.03        Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate of Formation, or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law.

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2.04        Principal Office. The principal office of the Company will be at 667 Madison Avenue, 14th Floor, New York, New York 10065 or such other location as the Board of Managers may designate from time to time, which need not be in the State of Delaware.

2.05        Purpose; Powers. The purpose for which the Company is continued is to have and exercise all powers and to conduct such business activities as are permitted to limited liability companies by the laws of the State of Delaware. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

2.06        Fiscal Year; Tax Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the Board of Managers or required under the Code.

2.07        Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board of Managers will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member agrees to execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08        Term. The Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and the term of the Company will continue in existence until the dissolution of the Company pursuant to this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation pursuant to the Act and this Agreement.

ARTICLE III.
MEMBERS; DISPOSITIONS OF INTERESTS

3.01        Members. As of the Effective Date, the Members are the sole members of the Company. The names, addresses, Capital Accounts of, and number and class of Units held by the Members are set forth on Exhibit A attached hereto and incorporated herein. The Board of Managers is hereby authorized to complete or amend Exhibit A to reflect the admission of additional Members, the withdrawal of a Member, the change of address of a Member, the change in Capital Contributions of a Member, changes to the number and class of Units of a Member, and changes to any other information called for by Exhibit A, and to correct or amend Exhibit A or cause such Exhibit to be corrected or amended. Such completion, correction or amendment may be made from time to time as and when the Board of Managers considers it appropriate.

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3.02        Restrictions on the Transfer of Units.

(a)          General. No Member may Transfer, or cause or allow to be Transferred, directly or indirectly, any Units except in accordance with this Section 3.02 and, in all cases other than pursuant to a Permitted Transfer, without the prior approval of the Board of Managers in its sole and absolute discretion. Any attempted Transfer of any Units other than in accordance with this Section 3.02 is void and will not be recognized by the Company.

(b)          Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of Units may be effected by any Member unless: (i) such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by the Board of Managers in its reasonable discretion, such transferring Member has delivered an opinion of such Member’s counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with, (ii) such Transfer would not cause the Company to have more than 450 Members immediately following such Transfer or to otherwise become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended and (iii) such Transfer would not cause the Company to be treated as an association or “publicly traded partnership” taxable as a corporation and would not make the Company ineligible for “safe harbor” treatment under section 7704 of the Code and the regulations promulgated thereunder. As a further condition to being admitted as a Member of the Company, any Person receiving a Transfer of any Units in accordance with the terms set forth herein must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement. The Board of Managers will determine in its sole discretion whether the foregoing conditions have been satisfied and may, in its sole discretion, waive any such conditions. Any attempted Transfer by a Person of any Units other than in accordance with this Section 3.02(b) is void and will not be recognized by the Company.

3.03        Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a)          such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)          the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c)          all property contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired and will be contributed to the Company without any liens or encumbrances;

(d)          such Member is and will be acquiring its Units for investment purposes only for his or its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws;

(e)          such Member alone or together with his or its representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding Units, and that such Member is able to bear all such economic risks now and in the future;

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(f)          such Member has had access to all of the information with respect to his or its Units that such Member deems necessary to make a complete evaluation thereof;

(g)          such Member’s decision to acquire Units for investment has been based solely upon the evaluation made by such Member;

(h)          such Member is aware that he or it must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because Units have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Units cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(i)          such Member is aware that only the Company can take action to register Units in the Company and that the Company is under no such obligation and does not propose or intend to attempt to do so other than pursuant to the terms of this Agreement;

(j)          such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions; and

(k)          such Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act or has otherwise received Units pursuant to an exemption from the registration requirements of the Securities Act.

3.04         Liability to Third Parties. No Member, Manager or Officer will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member, Manager or Officer. Nothing in this Section 3.04 comprises or will be construed as an agreement by the Company to indemnify or hold harmless any Member, Manager or Officer.

3.05         Meetings of Members.

(a)          Place of Meetings. Meetings of Members shall be held at the principal place of business of the Company, unless another location is designated by the Board of Managers or by a Member Majority. If not held at the principal place of business of the Company, meetings of Members may be held at any place within or outside the State of Delaware designated by the Board of Managers or a by a Member Majority, or may instead be held solely by means of remote communication authorized by and in accordance with the Act.

(b)          Purpose of Meetings. Meetings of the Members for any purpose or purposes, unless otherwise prescribed by statute or by this Agreement, may be called by a Member Majority or shall be called by a majority of the members of the Board of Managers. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any meeting of Members shall be limited to the purposes stated in the notice.

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(c)          Quorum; Adjourned Meetings and Notice Thereof. Members holding, collectively, a majority of all Units entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law or this Agreement. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members holding Units representing a majority of the Units represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote thereat.

(d)          Voting. When a quorum is present at any meeting of Members, the vote of the Members holding Units representing a majority of all of the Units having the right to vote present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Act or this Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question.

(e)          Proxies. At each meeting of the Members, each Member having the right to vote may vote in person or may authorize another person or persons to act for him or her by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than three (3) years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Company at the beginning of each meeting in order to be counted in any vote at the meeting.

(f)          Notice of Member’s Meetings. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the date and hour, the place (if any) and the means of remote communications (if any) of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided by law, the written notice of any meeting shall be given to each Member entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting via mail, facsimile or electronic mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the Member at such Member’s address as it appears on Exhibit A.

(g)          Conduct of Member Meetings. The President, or in his absence an Officer or Manager designated by the Board of Managers, shall preside at all meetings of Members. To the maximum extent permitted by law, the Board of Managers shall have the power to set procedural rules, including without limitation rules respecting time allotted to the Members to speak, governing all aspects of the conduct of such meetings.

(h)          Member Action by Written Consent without a Meeting. Unless otherwise provided in this Agreement, any action required to be taken at a meeting of Members of the Company (or any subset thereof), or any action which may be taken at any meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be (i) signed by the Members holding Units having not less than the minimum number of votes that would be necessary (in accordance with this Agreement) to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted and (ii) delivered to the Company by delivery to its principal place of business or an Officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded.

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ARTICLE IV.
INTERESTS

4.01        Interests.

(a)          General. Each Member’s membership interest in the Company will be represented by its Capital Account and by Units issued by the Company to such Member. Units shall be classified as Class A Units, Class B Units, or Class C Units. As of the date of this Agreement, 100,000 Class A Units are authorized, 50,000 Class B Units are authorized, and 4,000,000 Class C Units are authorized. Units may be issued from time to time as may be determined by the Board of Managers and, in connection therewith, the Board of Managers may create additional series or classes through subdivision or by issuance of Units of such class or series. For tax reporting purposes with respect to the Units, the Company shall use the value assigned to the initial Capital Account for such Units as set forth on Exhibit A.

(b)          Initial Capital Contributions. LeBow Alpha LLLP has made Capital Contributions to the Company in the aggregate amount equal to $[•].

(c)          Additional Capital Contributions. No Member will be (i) permitted to make additional Capital Contributions to the Company without the approval of the Board of Managers, or (ii) required to make additional Capital Contributions to the Company without the written consent of such Member.

4.02        Return of Contribution. Except as provided in this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.

4.03        Withdrawal of Capital. No Member has the right to withdraw any part of its Capital Contribution from the Company or receive the return of any part of its interest in the Company prior to its dissolution and liquidation pursuant to Article XI hereof.

4.04        Capital Accounts. The Company will maintain for each Member a separate Capital Account with respect to such Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement. The initial Capital Accounts of the Members as of the Effective Date shall be as set forth on Exhibit A.

4.05        Nature of Distributions. Any distributions made to Members during any year pursuant to Article V shall be considered drawings of money against their distributive shares of income for purposes of Treasury Regulation Section 1.731-1(a)(1)(ii).

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4.06        Profits Interest. The Company and the Members acknowledge and agree that the rights of the holders of Class B Units to receive distributions shall be considered to be issued in connection with the performance of services to the Company. The Company and each Member agree to treat any Class B Units as a separate profits interest within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191. Absent a change in law, the Company shall treat a Member holding a profits interest as the owner of such profits interest from the date such profits interest is granted, and shall file its IRS form 1065, and issue appropriate Schedules K-l to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such profits interest as if it were fully vested. Each such Member agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the profits interest. Except as required pursuant to a “determination” as defined in Code Section 1313(a) or a change in law, the Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such profits interest issued to a Member, either at the time of grant of the profits interest, or at the time the profits interest becomes substantially vested. The undertakings contained in this Section 4.06 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43, 2001-2 C.B. 191. For the avoidance of doubt, neither the Company nor any Member is providing any covenant or guarantee that the characterization of the Class B Units as “profit interests” as described in this Section 4.06 shall be accepted by any government authority or court of law.

ARTICLE V.
DISTRIBUTIONS AND ALLOCATIONS

5.01        Distributions.

(a)          Operating Distributions. Available Cash will be distributed to the Members at such times as may be determined by the Board of Managers as follows:

(i)          the Class C Percentage (as defined in Schedule I hereto) of such Available Cash to the holders of Class C Units pro rata in accordance with the number of Class C Units held by such holders;

(ii)         the Class A Percentage (as defined in Schedule I hereto) of such Available Cash to the holders of Class A Units pro rata in accordance with the number of Class A Units held by such holders; and

(iii)        the Class B Percentage (as defined in Schedule I hereto) of such Available Cash to the holders of Class B Units pro rata in accordance with the number of Class B Units held by such holders.

Notwithstanding any of the foregoing to the contrary, the Board of Managers may make a special bonus payment to the holders of Class B Units from time to time in such amounts as may be determined by the Board of Managers in its sole discretion. Any such special bonus shall be treated as a “guaranteed payment” under Section 707(c) of the Code.

(b)          Capital Proceeds Distributions. Notwithstanding anything to the contrary set forth in Section 5.01(a) and subject to Sections 5.01(d) and (e), upon the occurrence of a Liquidity Event or a Liquidation Event, any resulting net proceeds (whether in cash or property other than cash) from each such Liquidity Event or Liquidation Event, as the case may be, will be distributed to the Members, after the repayment of all accrued but unpaid interest and all principal on any outstanding loans made by a Member to the Company, in the following order of priority:

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(i)          first, to the holders of Class C Units pro rata in accordance with, and to the extent of, the respective balances of such holders’ Unreturned Contribution Accounts;

(ii)         second, to the holders of Class A Units pro rata in accordance with, and to the extent of, the respective balances of such holders’ Unreturned Contribution Accounts;

(iii)        thereafter, as follows:

(A)         the applicable Class C Percentage of the remainder of such net proceeds to the holders of Class C Units pro rata in accordance with the number of Class C Units held by such holders;

(B)         the applicable Class A Percentage of the remainder of such net proceeds to the holders of Class A Units pro rata in accordance with the number of Class A Units held by such holders; and

(C)         the applicable Class B Percentage of the remainder of such net proceeds to the holders of Class B Units pro rata in accordance with the number of Class B Units held by such holders.

(iv)        Notwithstanding any of the foregoing to the contrary, the Board of Managers may make a special bonus payment to the holders of Class B Units in such amounts as may be determined by the Board of Managers in its sole discretion. Any such special bonus shall be treated as a “guaranteed payment” under Section 707(c) of the Code.

(c)          Valuation of Non-Cash Property. Subject to Section 7.02, whenever any distribution provided for in Section 5.01(a) or (b) shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board of Managers, except that any publicly-traded securities to be distributed to Members will be valued as follows (provided, however, that in the event that the distribution being valued pursuant to this Section 5.01(c) is made in connection with a Liquidity Event that is not a Liquidation Event, and the definitive transaction documents for such Liquidity Event provide for a different method of valuation, the method of valuation set forth in such documents, not the provisions of this Section 5.01(c), shall control):

(i)          The value of securities not subject to investment letter or other similar restrictions on free marketability shall be determined as follows:

(A)         if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B)         if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii)         The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a Member’s status as an Affiliate or former Affiliate) shall be to make an appropriate discount from the market value determined as above in Section 5.01(c)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Managers.

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(d)          Distributions Made in Error. Any distributions pursuant to Section 5.01(a) or (b) made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the Board of Managers, be returned to the Company.

(e)          Additional Limitations. Notwithstanding anything to the contrary in this Section 5.01, no Member shall be entitled to receive distributions in respect of any income or gain arising (i) with respect to a new Member, prior to such Member’s admission, and (ii) with respect to a Member who receives a new or increased interest in the Company, prior to such issuance or increase to the extent attributable to such issuance or increase (in each case, as reasonably determined by the Board of Managers). Distributions in respect of any income or gain arising prior to such admission, issuance or increase shall be made based upon the membership interests of the Members (including the number and class of Units held by such Members) at the time such income or gain arises, net of any deductions or losses, as reasonably determined by the Board of Managers. This Section 5.01(e) shall be interpreted and implemented consistently with the principles set forth in Treasury Regulations Section 1.704- 1(b)(2)(iv)(g).

5.02        Tax Distributions. To the extent the Board of Managers determines that the Company has Available Cash, the Company shall make one or more distributions to each Member at least ten (10) business days before each estimated tax payment due date (i.e., April 15, June 15, September 15 and January 15) with respect to a taxable year, in an aggregate amount equal to the amount of such Member’s Assumed Tax Liability; provided if the amount of Available Cash is not sufficient to make the foregoing payments in full, the amount that is available will be distributed in the same proportion as if the full amounts were available with the balance being payable as the Board of Managers reasonably determines such amounts are available for distribution. Distributions made pursuant to this Section 5.02 will be treated as advances of distributions to be made under Sections 5.01(a), 5.01(b) and 11.02 of this Agreement and will be credited against and reduce future distributions to be made to each Member under Sections 5.01(a), 5.01(b) and 11.02.

5.03        Allocations.

(a)          Profits and Losses.

(i)          Profits and Losses will be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year, at such times as the Company assets are revalued in accordance with the definition of Gross Asset Value and at such other times as determined appropriate by the Board of Managers. Subject to the other provisions of this Article V, an allocation to a Member of a share of Profits or Losses will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses. Subject to the other provisions of this Article V, for purposes of adjusting the Capital Accounts of the Members, the Profits and Losses for any Fiscal Year or other period will be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 5.01(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 5.01(b) to the Members immediately after making such allocation.

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(ii)         Notwithstanding Section 5.03(a)(i), but subject to Section 5.03(b):

(A)         Profits, if any, shall first be allocated in proportion to, and to the extent of, the distributions of Available Cash for such Fiscal Year under Section 5.01(a) hereof (excluding for this purpose any distributions that are treated as “guaranteed payments” under Section 5.01(a)); and

(B)         Profits and Losses, and to the extent necessary, individual items of income, gain, loss or deduction of the Company, arising in the year in which a Liquidation Event occurs or arising from the sale of substantially all of the Company’s assets, or if necessary and to the extent allowable, recognized in prior years, will be allocated such that, to the extent possible, the balance in each Member’s Adjusted Capital Account is equal to the amount that each such Member is entitled to receive under Section 11.02(c)(iii).

(b)          Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.03(a), the following special allocations will be made in the following order of priority and prior to any allocation pursuant to Section 5.01(a):

(i)          Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year, then each Member will be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii)         Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). This Section 5.03(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii)        Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.03(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in this Agreement. It is intended that this Section 5.03(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

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(iv)        Limitation on Allocation of Net Loss. If the allocation of Losses to a Member as provided in Section 5.03(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative proportion of Units, subject to the limitations of this Section 5.03(b)(iv).

(v)         Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset consistent with Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Units in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi)        Nonrecourse Deductions. The Nonrecourse Deductions for each Fiscal Year will be allocated to the Members in the same manner that distributions would be made to the Members pursuant to Section 5.01(b)(i).

(vii)       Member Nonrecourse Deductions. The Member Nonrecourse Deductions will be allocated in accordance with Treasury Regulations 1.704-2(i) each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii)      Curative Allocations. The allocations set forth in Sections 5.03(b)(i) through (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i). It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, credit or deduction pursuant to this Section 5.03(b)(viii). Therefore, notwithstanding Section 5.03(a), the Board of Managers will make such offsetting special allocations of Company income, gain, loss or deduction so that, to the extent possible, the net amount of such allocations of other items pursuant to this Section 5.03(b)(viii) and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

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(c)          Tax Allocations.

(i)          Except as provided in Section 5.03(c)(ii) hereof, for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii)         Notwithstanding Section 5.03(c)(i), tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution will be allocated between the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board of Managers. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board of Managers; provided, that, with respect to the Company assets owned on the Effective Date, the Company shall use the “Traditional Method” as described in Treasury Regulations Section 1.704-3(b). Allocations pursuant to this Section 5.03(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(d)          Other Provisions.

(i)          For any Fiscal Year or other period during which any Units are transferred between the Members or to another Person, the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such Units will be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined by the Board of Managers.

(ii)         In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation will give rise to any claim or cause of action by any Member.

(iii)        For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits will be allocated to such Member in the same manner that a distributions would be made such Member pursuant to Section 5.01(b)(iii).

(e)          Valuation; Revaluation. Valuations will be made by the Board of Managers or by independent third parties appointed by the Board of Managers and deemed qualified by the Board of Managers to render an opinion as to the value of the Company’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Company as the Board of Managers or independent third party, as the case may be, may determine in the discretion of the Board of Managers.

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5.04        Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board of Managers determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 5.04 will be treated as having been distributed to such Member. In addition, to the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess will be considered a loan from the Company to such Member, with interest accruing at the Interest Rate plus 2%. Any income from such deemed loan will not be allocated to or distributed to the Member requiring such loan. Such loan may, at the option of the Board of Managers, be satisfied (i) out of distributions to which such Member would otherwise be subsequently entitled, or (ii) by the immediate payment in cash to the Company of such excess amount. The Board of Managers, on behalf of the Company, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.04. Each Member will take such actions as the Company may request in order to perfect or enforce the security interest created hereunder. Each Member will furnish the Board of Managers with such information as may reasonably be requested by the Board of Managers from time to time to determine whether withholding is required, and each Member will promptly notify the Board of Managers if such Manager determines at any time that it is subject to withholding

ARTICLE VI.
MANAGEMENT

6.01        Management. Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Company will be vested exclusively in the Board of Managers. The Board of Managers will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company, and to perform any and all other acts or activities customary or incident to the management of the Company’s activities. Unless expressly authorized to do so by the provisions hereof or by action of the Board of Managers, no Member in his, her or its capacity as a Member may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of, or bind, the Company

6.02        Board of Managers.

(a)          Composition. There will be two (2) members of the Board of Managers, or such greater number as may be designated from time to time by a Member Majority. The members of the Board of Managers shall be elected by a Member Majority. The initial members of the Board of Managers shall be Bennett S. LeBow and Samuel D. Riccitelli. Members of the Board of Managers need not be Members of the Company.

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(b)          Meetings; Quorum. Meetings of the Board of Managers may be held at such place or places (which need not be in the State of Delaware) and at such times as may be determined from time to time by the Board of Managers; provided, that absent such determination, meetings of the Board of Managers shall be held at the Company’s principal place of business. Special meetings of the Board of Managers may be called by any member of the Board of Managers on at least forty-eight (48) hours notice (which notice may be in writing or by any oral, telephonic or electronic means which conveys actual notice) to each other Manager. At every meeting of the Board of Managers, the presence (in person, by telephone or by proxy, which proxy must be revocable at any time) of a majority of all of the members of the Board of Managers will be necessary to constitute a quorum. Meetings may be held in person, by telephone, or any other means by which the members of the Board of Managers can hear each other. Any member of the Board of Managers attending or participating in a meeting of the Board of Managers will be deemed to have waived any notice requirement unless his presence at such meeting was for the sole purpose of objecting to the failure of notice.

(c)          Written Consent in Lieu of Meeting. Any action permitted or required by applicable law or this Agreement to be taken at a meeting of the Board of Managers may be taken without a meeting if a unanimous consent in writing, setting forth the action to be taken, is signed by all of the members of the Board of Managers. Such consent will have the same force and effect as an affirmative vote at a duly constituted meeting which is cast by those members of the Board of Managers who have signed the consent, and the execution of such consent will constitute attendance or presence in person at a meeting of the Board of Managers.

(d)          Decisions Made by Vote. Except as otherwise set forth herein, the affirmative vote of a majority of the members of the Board of Managers present at any meeting at which a quorum is present, will be necessary for the adoption of any resolution, the making of any decision, the delegation of any authority, or the taking of any action by the Company.

(e)          Vacancies. Subject to Section 6.02(a), vacancies in the Board of Managers occurring for any reason will be filled by the Members having a right to elect such member of the Board of Managers. A member of the Board of Managers elected to fill any vacancy will hold office until the end of the term of his predecessor and thereafter until his successor has been elected and qualified.

(f)          Removal and Resignation. Any member of the Board of Managers may be removed, with or without cause, at any time, only by a Member Majority. Any member of the Board of Managers may resign at any time, such resignation to be made in writing and to take effect immediately, or on such later date as may be specified in such written notice, without acceptance.

(g)          Reimbursement and Remuneration. Unless otherwise agreed by a Member Majority, members of the Board of Managers will not be compensated for acting in such capacity, but will be entitled to reimbursement for reasonable expenses incurred in furtherance of the business or management of the Company.

6.03        Officers. The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company, with such titles as the Board of Managers may assign to such Persons (each an “Officer”). No Officer need be a Member or Manager or a resident of the State of Delaware. Officers so designated will have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them and, unless otherwise specified by the Board of Managers, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Officers of the Company will be fixed from time to time by the Board of Managers or pursuant to contracts approved by the Board of Managers. Each Officer shall hold office until their successors are chosen and qualify in their stead or until such Officer’s earlier death, resignation or removal. Any Officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. Any Officer may be removed as such, either with or without cause, by the Board of Managers, in its sole discretion, subject (if applicable) to the terms and conditions of such Officer’s employment or consulting agreement with the Company or its Subsidiary. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

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6.04        Indemnification; Limitation of Liability.

(a)          Except as limited by applicable law and subject to the provisions of this Section 6.04, each Member, Manager and Officer of the Company (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Company against, any and all losses, liabilities and reasonable expenses (which shall be paid as incurred), including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member, Manager or Officer of the Company, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this Section 6.04 for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under this Agreement, or bad faith of such Indemnitee. The rights of indemnification provided in this Section 6.04 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law.

(b)          Except as limited by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company against such Indemnitee) will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.04 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Board of Managers.

(c)          The indemnification provided by this Section 6.04 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d)          Any indemnification pursuant to this Section 6.04 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.

6.05        Directors and Officers’ Insurance. The Company will purchase and maintain director and officer liability insurance in the amount approved by the Board of Managers on behalf of any Person who is or was a Member, member of the Board of Managers, or Officer of the Company against any liability asserted against him or incurred by him in any capacity identified in Section 6.04 or arising out of his status as an Indemnitee, whether or not the Company would have the power to indemnify him against that liability under Section 6.04.

6.06        Opportunities. The Company hereby acknowledges that no Member or Manager of the Company or its subsidiaries shall be required to bring to the Company any interest in, or offer to the Company an opportunity to participate in, and the Company shall have no right to any, business opportunities that are presented to such Person.

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6.07        Duties. In the exercise of rights and performance of duties hereunder, each Member and each member of the Board of Managers will, to the fullest extent permitted by applicable law, have no fiduciary duties to the Company or, in the case of a member of the Board of Managers, to any Member.

ARTICLE VII.
OTHER RIGHTS AND OBLIGATIONS

7.01        Drag-Along Rights.

(a)          Drag-Along. If (i) a Member Majority elects to Transfer to any Person or Persons (collectively, a “Drag-Along Transferee”), other than in respect of an Permitted Transfer, in a bona fide arms’-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) all of the Units held by such Member Majority on the date thereof (an “Exit Sale”), then such Member Majority may, subject to the other provisions of this Section 7.01, require all other Members and holders of Units (the “Minority Members”) to sell or transfer all, but not less than all, of their Units (“Minority Units”) for the aggregate consideration and on the terms set forth in this Section 7.01 and to vote for, consent to, raise no objections to and take all actions reasonably required, necessary or desirable in connection with, such Exit Sale.

(i)          Minority Units. Subject to Section 7.01(b), each Minority Member shall transfer all of its Minority Units on the same terms and conditions applicable to, and for the same type of consideration payable to, the Member Majority at a price calculated in accordance with Section 7.01(a)(ii).

(ii)         Allocation of Consideration. Allocation of the aggregate purchase price payable for the Minority Units in an Exit Sale will be determined by assuming that the aggregate purchase price for all Units is distributed to all Members in accordance with Section 5.01(b) hereof and that the amount that would be distributed to the each of the Members will be paid to such Members in consideration for sale of its Units.

(b)          Terms of Sale. In connection with an Exit Sale, each Member shall execute such documents, and make such representations, warranties, covenants and indemnities, as are executed and made by the Member Majority with respect to the Company; provided, that any such indemnification or other obligation assumed in connection with such Exit Sale shall be several (rather than joint) and pro rata as among the Members in accordance with the number of Units held by such Members, other than with respect to representations made individually by a Member (e.g., representations as to title or authority or representations qualified by the individual knowledge of such Member).

(c)          Notice of Sale. The rights set forth in Section 7.01 may be exercised by a Member Majority at any time by giving written notice (the “Drag-Along Notice”) to each other Member, at least thirty (30) days prior to the date on which the Member Majority expects to consummate the Exit Sale. In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any respect, the Member Majority shall give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other Member. Each Drag-Along Notice and Amended Drag-Along Notice shall set forth: (i) the name and address of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee, and (iii) all other material terms of the proposed transaction, including without limitation the expected closing date of the transaction.

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7.02        Initial Public Offering.

(a)          Immediately prior to the effective date of an Initial Public Offering, all of the Units will be converted into securities of the same class as the equity securities offered in such Initial Public Offering (the “Publicly Offered Securities”), subject to the approval of the Board of Managers. Each Member’s Units will be converted into that number of equity securities having a value equal to the amount that such Member would be deemed to have received if the Company (or a successor thereto) had been liquidated following the sale of all its assets for fair market value, as determined by the underwriters, immediately prior to the effective date of the Initial Public Offering and the proceeds in such deemed liquidation distributed under Section 11.02 hereof. The market value of the equity securities being distributed will be deemed to be the price at which the Publicly Offered Securities are initially sold by the underwriters.

(b)          The terms of the Initial Public Offering and of the Publicly Offered Securities will be determined by the Board of Managers.

(c)          If the Company effects any registration in connection with an underwritten public offering (including the Initial Public Offering) of its equity securities (whether pursuant to this Agreement or otherwise), each holder of securities of the Company will, if requested by the Company, enter into an agreement with the Company and the underwriter or underwriters of such offering (in form reasonably acceptable to the Company) pursuant to which such holder will agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any equity securities of the Company, or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), within seven (7) days before, or ninety (90) days (or one hundred eighty (180) days in the case of an Initial Public Offering) after, the effective date of such registration. The Company may impose stop-transfer instructions with respect to the securities of the Company subject to the foregoing restriction until the end of said 180-day or 90-day period.

ARTICLE VIII.
RIGHTS OF MEMBERS; CONFIDENTIALITY; CERTIFICATES; LEGENDS

8.01        Access to Information. In addition to the other rights specifically set forth in this Agreement, each Member will have access to all information to which a Member is entitled to have access pursuant to the Act.

Audits. No Member (other than a Member that is a Manager or Officer of the Company, in his or her capacity as such) will have the right to conduct, or cause to be conducted, an audit of the books and records of the Company.

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8.02        Tax Matters.

The Company shall cooperate with the Members and use commercially reasonable efforts to assist the Members and their respective Affiliates in (i) the timely preparation of tax returns and other reports required to be filed by the Members and their respective Affiliates and related parties with any national, federal, provincial, state, local or foreign taxing authority that relates to their interest in the Company, as applicable, (ii) obtaining all requested information, records, and documents related to the Company and its subsidiaries that are reasonably necessary to the computation of taxes of the Members and their respective Affiliates or such Persons’ compliance with any applicable tax laws, and (iii) the preparation for and defense of any audits or other disputes with any governmental tax authority regarding any taxes or tax returns that relate to their interest in the Company.

8.03        Confidentiality. Each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from or otherwise relating to the Company or its business will be confidential, and will not be disclosed or otherwise released to any other Person (other than any Member, Manager, Officer or other agent of the Company) or otherwise used for any purpose by such receiving Member (except in connection with its management and administration of its investment in the Units), without the written consent of a majority of the members of the Board of Managers. Except as may be required by applicable law, neither the Company nor any Member shall issue a press release or public announcement or otherwise make any disclosure to any third party concerning this Agreement or any proprietary, confidential or other non-public information or trade secrets relating to the business practices of the Company or any of its subsidiaries that such Member receives pursuant to this Agreement or otherwise (the “Confidential Information”), without the prior written approval of the Board of Managers; provided, however, that nothing in this Agreement shall restrict any of the Members from disclosing information (a) that is already publicly available, (b) that was known to the disclosing party on a non-confidential basis prior to its disclosure by the disclosing party, (c) that is required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Member will use reasonable efforts to notify the Company and the other Members in advance of such disclosure so as to permit the Company and the other Members to seek a protective order or otherwise contest such disclosure, and such Member will use reasonable efforts to cooperate, at the expense of the Company, with the Company and the other Members in pursuing such protective order, (d) to such Member’s officers, directors, managers, members, investors, employees, partners, auditors, counsel or other representatives, so long as such Persons are required to maintain the confidentiality of the Confidential Information and provided that the Member remains responsible for any breach of this provision by such Persons, or (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to any requirement of law. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

8.04        Certificates.

(a)          Certificates. The Company may, at the discretion of the Board of Managers, issue to each Member a certificate signed by a Manager or Officer of the Company certifying the number of Units represented by the certificate owned by such Member.

(b)          Signatures on Certificates. Any or all of the signatures on any certificate may be a facsimile. In case any Manager or Officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be a Manager or Officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such Manager or Officer at the date of issue.

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(c)          Lost Certificates. The Board of Managers may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the certificate of Units to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Managers may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates to deliver to the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)          Transfers of Certificates. Upon surrender to the Company, or the transfer agent of the Company, of a certificate for Units duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Company shall issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books.

(e)          Fixing Record Date. In order that the Company may determine the Members entitled to notice of or to vote at any meeting of the Members, or any adjournment thereof, or to express consent to company action in writing without a meeting, or entitled to receive payment of any distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Units or for the purpose of any other lawful action, the Board of Managers may fix a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting.

(f)          Registered Unit Holders. The Company shall be entitled to treat the holder of record of any Units as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such Units on the part of any other Person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware

8.05        Legends. Any certificate representing Units of the Company shall bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SIGNAL GENETICS, LLC DATED AS OF ________, 2014. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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ARTICLE IX.
TAXES

9.01        Tax Returns. The Board of Managers will cause to be prepared and filed all necessary federal, state and local income tax returns for the Company, including making the elections described in Section 9.02. Each Member will furnish to the Board of Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. The Board of Managers will prepare or cause to be prepared all federal, state and local tax returns on a timely basis and will furnish to each Member a copy of Schedule K-1 for such Member and, if requested by a Member, a copy of the related returns that are actually filed.

9.02        Tax Elections. The Company will make the following elections in the appropriate manner:

(a)          to adopt the calendar year as the Company’s Fiscal Year;

(b)          to adopt the accrual method of accounting;

(c)          if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of a Unit as described in Section 743 of the Code occurs, on request by notice from the transferring Member (if a transfer) or any Member (if a distribution), to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and

(d)          any other election the Board of Managers may deem appropriate and in the best interests of the Members.

It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

9.03        Tax Matters Partner. The “tax matters partner” within the meaning of Code Section 6231(a)(7) shall be selected by the Board of Managers, subject to replacement from time to time by the Board of Managers. The “tax matters partner” will take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The “tax matters partner” will inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof reasonably promptly after becoming aware thereof and, within a reasonable time, will forward to each other Member copies of all significant written communications it may receive in that capacity. The “tax matters partner” may take any action contemplated by Sections 6222 through 6231 of the Code with the consent of the Board of Managers; provided, however, that (i) the “tax matters partner” shall not take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code and (ii) the “tax matters partner” shall not agree to any settlement without the approval of the Board of Managers. The Company shall reimburse the “tax matters partner” for all reasonable costs and expenses incurred in the discharge of its duties.

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ARTICLE X.
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01      Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as the Board of Managers may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with Section 4.05.

10.02      Reports. The Company will cause to be prepared or delivered to Members or the Board of Managers such reports as the Board of Managers may require. The Company will bear the costs of such reports.

10.03      Bank Accounts. The Board of Managers will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Board of Managers may select and with such signatories thereon as the Board of Managers may designate.

ARTICLE XI.
DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

11.01      Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following (each, a “Liquidation Event”):

(a)          the consent of a majority of Board of Managers; or

(b)          the occurrence of any other event causing dissolution of the Company under the Act;

provided, however, that, upon dissolution pursuant to clause (b) of this Section 11.01, any or all of the remaining Members may elect to continue the business of the Company within ninety (90) days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

11.02      Liquidation and Termination. On dissolution of the Company, a majority of the Board of Managers may appoint one or more Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a)          as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

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(b)          the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make reasonable provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)          after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 11.02(b), a final allocation of all items of income, gain, loss and expense shall be made in accordance with Section 5.03(a) hereof, and all remaining assets of the Company shall be distributed in accordance with Section 5.01(b); provided, that all distributions made pursuant to this Section 11.02(c) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation); and

(d)          any non-cash assets will first be written up or down to their fair market value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 5.03(a). In making such distributions, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Member.

(e)          All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 11.02.

11.03      Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Board of Managers (or such other Person or Persons as may be required) will cause the cancellation of the Certificate of Formation and of any other filings made as provided in Section 2.07 and will take such other actions as may be necessary to terminate the Company.

ARTICLE XII.
GENERAL PROVISIONS

12.01      Notices. Except as to notices under Section 3.05(f) or Section 6.02(b) (which notices shall conform to and be governed by the provisions of such sections), all notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given either by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, or by depositing such writing with a reputable overnight courier for next day delivery, or by delivering such writing to the recipient in person, by courier or by facsimile transmission. A notice, request or consent given under this Agreement (other than notices governed by Section 3.05(f) or Section 6.02(b)) will be effective on receipt by the Person to receive it; provided, however, that any notice sent by United States mail shall, if not sooner received, be deemed received within five (5) Business Days after being deposited in the United States mail. All notices, requests and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list attached hereto as Exhibit A or such other address as that Member may specify by notice to the Company. Any notice, request or consent to the Company will be given to each other Member.

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12.02      Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

12.03      Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to object to any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

12.04      Amendment or Modification. Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the Board of Managers; provided, however, that in no event shall this Agreement be amended, supplemented, or otherwise modified (a) to require any Member to make any additional Capital Contribution to the Company without that Member’s prior written consent or (b) in a manner that would adversely affect a Member’s rights disproportionately to any other Member without such Member’s prior written consent. For the avoidance of doubt, any increase in the number of Managers constituting the Board of Managers effected in accordance with Section 6.01(a) shall not be deemed to adversely affect any Member’s rights under this Agreement. No Member approval is required for any amendment made by the Board of Managers to Exhibit A in accordance with Section 3.01.

12.05      Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

12.06      Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Each of the Members hereby agrees to (i) the non-exclusive jurisdiction of the courts of the State of Delaware and (ii) service of process in accordance with Section 12.01. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12.07      Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

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12.08      Waiver of Certain Rights. To the maximum extent permitted by applicable law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.

12.09      Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

[Signature Pages Follow]

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IN WITNESS THEREOF, the Company and the undersigned Members have executed this Agreement effective as of the Effective Date.

BOARD OF MANAGERS:

Bennett S. LeBow, Manager

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SCHEDULE I

DEFINITIONS

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          add to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of a Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person and (ii) if such Person is an individual, any member of such Person’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or any trust, partnership, corporation, limited liability company or other entity established for the benefit of such Person and/or his or her family member(s). For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereof

“Amended Drag-Along Notice” has the meaning set forth in Section 3.08.

“Assumed Tax Liability” means an amount with respect to a Fiscal Year, as determined in good faith by the Board of Managers for each Member, that is equal to the excess, if any, of (i) an amount sufficient to satisfy such Member’s federal, state and local income tax liability with respect to the cumulative income or gain allocated to such Member for tax purposes pursuant to Section 5.03(c)(i) for such Fiscal Year plus the amount of any taxable income recognized upon the receipt of any “guaranteed payment” under Section 5 hereof over (ii) the cumulative distributions made to such Member by the Company within such Fiscal Year pursuant to Sections 5.01 and 5.02 of this Agreement, including for the avoidance of doubt, any “guaranteed payments” made pursuant to such sections. In determining the Assumed Tax Liability for any Member, the Board of Managers shall, at its discretion, take into account the amount of any guaranteed payment made to such Member for the Fiscal Year and the income recognized by such Member for the Fiscal Year on account of such guaranteed payment. For each Member, the Assumed Tax Liability will be based on the Assumed Tax Rate that is applicable to the income or gain allocated to such Member.

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“Assumed Tax Rate” means with respect to any Member, an amount, as determined in good faith by the Board of Managers for each Member (based upon information provided by such Member to the Board of Managers), that is equal to the highest marginal income tax rate (taking into account federal, state and local income taxes, which the Board of Managers estimates is applicable to such Member, and taking into account the potential deductibility of state and local income taxes in determining federal income tax liability) applicable to the tax allocations made pursuant to Section 5.03(c), utilizing the rates for ordinary income or capital gain depending on the character of the income and gain.

“Available Cash” means the gross cash proceeds from the Company’s operations (including sales and dispositions of property whether or not in the ordinary course of business) and any net cash proceeds from any issuance of equity or refinancing of debt or new debt issuance, less amounts used to pay or establish reserves for all Company expenses, royalties, licensing fees, patent expenses, debt payments, capital improvements, replacements, future acquisitions and investments and contingencies, all as reasonably determined by the Board of Managers; provided, however, that Available Cash shall not include the net cash proceeds from any Liquidity Event or Liquidation Event.

“Board of Managers” means the Board of Managers that manages and controls the Company as set forth in Article VI.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York are authorized or obligated by law to close.

“Capital” means the amount of cash and the net fair market value of any property contributed to the Company by the Members pursuant to the terms of this Agreement.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a)          To each Member’s Capital Account there will be added (i) the amount of cash and the Gross Assets Value of any other asset contributed by such Member to the Company pursuant to Article IV hereof, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.03(a) and(b) hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)          From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.03(a) and (b) or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)          In the event any Unit is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

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(d)          Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(e)          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XI hereof upon the dissolution of the Company.

“Capital Contribution” means any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.

“Certificate of Formation” has the meaning set forth in Section 2.01.

“Class A Percentage” means the percentage obtained by dividing, at any particular time, the number of issued and outstanding Class A Units by the total number of issued and outstanding Units.

“Class A Unit” means an interest in the Company designated by the Board of Managers as a Class A Unit.

“Class B Percentage” means the percentage obtained by dividing, at any particular time, the number of issued and outstanding Class B Units by the total number of issued and outstanding Units.

“Class B Unit” means an interest in the Company designated by the Board of Managers as a Class B Unit.

“Class C Percentage” means the percentage obtained by dividing, at any particular time, the number of issued and outstanding Class C Units by the total number of issued and outstanding Units.

“Class C Unit” means an interest in the Company designated by the Board of Managers as a Class C Unit.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 8.04.

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“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Drag-Along Notice” has the meaning set forth in Section 7.01(c).

“Drag-Along Transferee” has the meaning set forth in Section 7.01(a).

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business or statutory trust, unincorporated association, estate or other entity.

“Fiscal Year” has the meaning set forth in Section 2.06.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset, as determined by the Board of Managers.

(b)          The Gross Asset Value of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below may be adjusted to equal their respective gross fair market values, as determined by the Board of Managers using such reasonable method of valuation as it may adopt, as of the following times:

(i)          the acquisition of any additional Units in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Units of the Members in the Company;

(ii)         the distribution by the Company to a Member of more than a de minim is amount of Company assets as consideration for a Unit in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Units of the Members in the Company;

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(iii)        the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)        the grant of Units in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in his capacity as a Member, or by a new Member acting in his capacity as a Member or in anticipation of becoming a Member of the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Units of the Members in the Company; and

(v)         at such other times as the Board of Managers may reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(c)          The Gross Asset Value of any Company asset distributed to a Member is the gross fair market value of such asset (taking section 7701(g) of the Code into account) on the date of distribution as determined by the Board of Managers.

(d)          The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)          If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holder” means any holder of Units at the time of conversion of such Units into Publicly Offered Securities in connection with an Initial Public Offering.

“Indemnitee” has the meaning set forth in Section 6.03(a).

“Prior Agreement” has the meaning set forth in Section 2.01.

“Initial Public Offering” means a public offering and sale of securities of the Company (or a successor entity) for cash pursuant to an effective registration statement under the Securities Act.

“Interest Rate” means a rate per annum equal to the lesser of (a) varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, compounded annually, and (b) the maximum rate permitted by applicable law.

“Liquidation Event” has the meaning set forth in Section 11.01.

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“Liquidity Event” means (i) any Liquidation Event, (ii) the sale, conveyance, exchange or transfer of all or substantially all of the assets of the Company or its subsidiaries, (iii) any acquisition of the Company by means of a consolidation, equity exchange, merger or other form of Company reorganization with any other entity in which the Members prior to the consolidation, merger or other reorganization own less than a majority of the voting securities of the surviving entity, (iv) any transaction or series of related transactions following which the Members prior to such transactions own less than a majority of the voting securities of the Company, (v) an Initial Public Offering, and (vi) unless otherwise determined by the Board of Managers, (A) a recapitalization of the Company involving the issuance of debt and/or equity securities of the Company or (B) a sale or license of material assets of the Company outside of the ordinary course of business.

“Manager” means any member of the Board of Managers.

“Member” has the meaning set forth in the introductory paragraph hereof.

“Member Majority” means the Members holding, collectively, Units representing a majority of all Units, voting together as a single class.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Minority Member” has the meaning set forth in Section 7.01(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Officer” has the meaning set forth in Section 6.02.

“Permitted Transfer” means, with respect to any Member, a Transfer (i) to the Company, (ii) to an Affiliate of such Member, or (iii) to a Permitted Transferee.

“Permitted Transferee” means, with respect to a natural person, a trust, corporation, limited liability company, partnership or other entity, all of the beneficial interests in which are held directly or indirectly by such person or one or more members of such person’s immediate family (which shall include his or her spouse, ex-spouse, parents, siblings, descendants, and parents or spouses of descendants); provided, however, that during the period any such trust, corporation, limited liability company, partnership or other entity holds any right, title or interest in any Unit, no person or entity other than such person or such person’s Family Members may be or become beneficiaries, shareholders, members or limited or general partners or owners thereof.

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“Person” means any individual or Entity.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b)          Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c)          Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;

(e)          To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f)          If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g)          Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.03(b) will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03(b) hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Publicly Offered Securities” has the meaning set forth in Section 7.03(a).

“Regulatory Allocations” has the meaning set forth in Section 5.03(b)(viii).

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“SEC” means the U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Securities Exchange Act of 1934, as amended.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means a disposition, sale, assignment, transfer, exchange, pledge or the grant of a security interest or other encumbrance.

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“Units” means the units representing the limited liability company interests of the Company, including without limitation the Class A Units, Class B Units, and Class C Units.

“Unreturned Contribution Account” shall mean an account maintained with respect to each Member which shall be increased by the cumulative Capital Contributions made by such Member under Article IV hereof and which shall be decreased by the cumulative distributions made to such Member under Section 5.01(b)(i), Section 5.01(b)(ii) and Section 11.02 with respect to a Member.

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EXHIBIT A

Members, Initial Capital Accounts and Units

Name and Address	Initial Capital Account	Number and Class of Units
LeBow Alpha LLLP c/o BSL Capital 667 Madison Avenue 14th Floor New York, NY 10065	$27,033,541	72,500 Class A 16,833 Class B [•] Class C
Ryan K. Van Laar 208 East 88th Street New York, NY 10128	N/A	1,530 Class B

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